Exhibit (c)(3)

Energy Investment Banking Project Peak Special Committee Discussion Materials February 24, 2009 Strictly Private and Confidential

2 Cautionary Statement Confidential These materials are provided solely for the information of the Special Committee of the Board of Directors (the “Special Committee”) of Pinnacle Gas Resources, Inc. (“Peak” or the “Company”) by FBR Capital Markets & Co. (“FBR”) in connection with the Special Committee’s request that FBR render an opinion (the “Opinion”) as to the fairness, from a financial point of view, to the stockholders of the Company, of the Consideration (as defined below) to be received pursuant to an Agreement and Plan of Merger to be entered into by and among Scotia Waterous (USA) Inc. and affiliated investment funds, DLJ Merchant Banking Partners III, L.P. and affiliated investment funds, and certain executive officers of the Company (“Scotia”), Powder Acquisition Co., a Delaware corporation and a direct, wholly owned subsidiary of Scotia (“Merger Sub”) and the Company (the “Proposed Transaction”). These materials are for discussion purposes only and may not be relied upon by any security holder of the Company or any other third party for any purpose whatsoever. These materials were prepared for a specific use by specific persons and were not prepared with a view to public disclosure or to conform with any disclosure standards under securities laws or otherwise. These materials were not prepared for use by readers not as familiar with the business and affairs of the Company as the Special Committee and, accordingly, neither the Special Committee, the Company nor FBR or their respective advisors take any responsibility for these materials when used by persons other than the Special Committee. These materials are provided on a confidential basis solely for the information of the Special Committee and may not be disclosed to or shared with others (other than the Special Committee’s and the Company’s advisors), in whole or in part, or summarized or otherwise referred to, except as agreed to in writing by FBR. This presentation is not for the benefit of, and does not convey any rights or remedies to any holder of securities of the Company or any other person. FBR is not an expert on, and nothing contained herein should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax, or oil and gas reserve engineering matters. These materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date of these materials. FBR makes no representation or warranty that there has been no material change in the information provided or reviewed by us in connection herewith. FBR undertakes no obligation to update, revise or reaffirm these materials. These materials are not intended to provide the sole basis for evaluation of the Proposed Transaction, do not purport to contain all information that may be required and should not be considered a recommendation with respect to the Proposed Transaction. The analyses contained in these materials must be considered as a whole. Selecting portions of the analyses, without considering all analyses, would create an incomplete view. Individual estimates of value contained in the analyses are not necessarily indicative of actual value, which may be significantly more or less favorable than as set forth therein. In preparing these materials, FBR has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other participant in the Proposed Transaction, nor was FBR provided with any such appraisal or evaluation. FBR has assumed and relied upon the accuracy and completeness of the financial and other information obtained from management of the Company and public sources without assuming any responsibility for independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. To the extent such information includes estimates, projections and forecasts of future financial performance prepared by or reviewed or discussed with management of the Company, obtained from public sources or the Company’s reservoir engineers, we have assumed that such estimates, projections and forecasts have been reasonably prepared in good faith on basis reflecting the best currently available estimates, projections and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). FBR takes no responsibility for such estimates, projections or forecasts or the assumptions on which they are based. In addition, we have relied upon and assumed, without independent verification, that the last versions of the draft documents reviewed by us will not differ in any material respect from such draft documents. This presentation is subject to the assumptions, qualifications and limitations set forth herein and in the form of our Opinion, and does not constitute a recommendation by FBR to the Special Committee or any other person with respect to any matters relating to the Proposed Transaction or otherwise.

3 Table of Contents I. Introduction 4 II. Situation Overview 6 III. Transaction Overview 13 IV. Valuation Analysis 16 V. Appendix 30

4 Introduction

5 Introduction Confidential FBR has been engaged by the Special Committee of the Board of Directors of Peak in connection with the Proposed Transaction with Scotia • This presentation compiles analytical material for discussion and includes: • A summary of the Proposed Transaction • Stand-alone valuation analysis with respect to Peak • In undertaking our analysis, FBR has: • Reviewed the draft Agreement and Plan of Merger dated February 23, 2009 • Reviewed certain business, financial and other information regarding Peak • Compared certain financial and stock trading data regarding Peak with similar publicly available information for selected companies with publicly traded equity securities that FBR deemed relevant • Compared the proposed financial terms of the Proposed Transaction with the publicly available financial terms of certain other business combinations and transactions that have recently been effected or announced • Performed a discounted cash flow analysis for Peak, which relied on the forecasts of Peak management and Peak’s independent reservoir engineers • Performed a net asset value analysis, based upon reserve report forecasts provided by the Company’s independent reservoir engineers • Considered other information such as financial studies as well as financial and economic / market criteria that FBR deemed relevant • FBR has not evaluated other strategic alternatives possibly available to the Company • FBR’s opinion does not address the relative merits of the Proposed Transaction as compared to alternative transactions or strategies that might be available to the Company or any other party to the Proposed Transaction, nor does it address the underlying business decision of the Board of Directors of the Company, the Special Committee, the Company or any other party to the Proposed Transaction to proceed with the Proposed Transaction • FBR’s opinion is necessarily based upon information made available to it as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof

6 Situation Overview

7 Situation Overview Confidential • Peak has agreed to merge with Merger Sub, a wholly owned subsidiary of Scotia, at which time, all issued and outstanding Company shares (subject to certain exceptions specified in the Merger Agreement), will be cancelled and converted into the right to receive an amount equal to $0.34 per share in cash • DLJ will contribute its equity interest in the Proposed Transaction • Currently, Peak is in violation of the current ratio covenant of its revolving credit facility • As of February 1, 2010, the Company owed approximately $5.9 million to Royal Bank of Scotland (“RBS”) • On January 13, 2010, Peak secured a waiver and agreement from RBS, which gives the Company until June 15, 2010 to resolve its liquidity issues • Management has identified $5.4 million of accounts payable greater than 120 days past due, $2.3 million of ad valorem taxes due at year-end 2009(1), $1.3 million of revenue distribution payable to working interest partners on or before June 30, 2010 • Payables are primarily related to infrastructure expenditures that the Company made in 2008 and the Company is paying those vendors 5% of the balance each month • Peak must pay $2.3 million of taxes owed to the state of Wyoming at year-end 2009 to avoid seizure of Wyoming leases burdened by these taxes • Peak has no cash on February 1, 2010 and may be unable to pay all outstanding liabilities • Certain compression, transport and gathering companies require Peak to pre-pay its monthly expenses (1) Source: Management. Peak is currently past due on its ad valorm taxes and has until July 31, 2010 to pay said taxes in full or its producing assets burdened by these taxes will be seized by the Wyoming tax authorities.

8 Historical Natural Gas Spot Pricing Confidential Henry Hub (HHUB) Spot Price vs. Colorado Interstate Gas (CIG) Rocky Mountain Spot Price Source: Bloomberg. CIG Rocky Mountain spot price at Kern Opal Hub.

9 Forward Natural Gas Pricing Performance Confidential NYMEX Forward Strip vs. Colorado Interstate Gas (CIG) Forward Strip Source: Bloomberg. CIG Strip calculated by taking NYMEX Strip less the CIG Forward Basis Swap as of February 19, 2009.

Recent Rocky Mountain Coalbed Methane Activity

Confidential

ST. MARY LAND & EXPLORATION COMPANY	Company announced in its latest 10Q filing dated November 3, 2009 that its Atlantic Rim Rocky Mountain CBM process had failed. The company recognized a loss on divestiture activities of $11.3 million. Subsequently, St. Mary announced the sale of the Hanging Woman Basin CBM project along with other properties to J.M. Huber on December 17, 2009 for $40 million. According to IHS Herold, the Hanging Woman Basin CBM assets produced ~10 MMcfe/d.
Admiral Bay	Company announced on October 6, 2009 that it had retained FIG Partners LLC as financial advisor to assist in the strategic alternative process. There have been no material announcements from the company in over 120 days.
STORMCAT ENERGY CORPORATION	Storm Cat has explored numerous strategic alternatives since mid-May 2008 to improve liquidity. Options pursued by the company included a capital raise, refinancing of existing obligations and a sale process.

Source: Company websites and SEC filings.

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11 Stock Price Performance Since IPO Confidential 1 05/14/07: Peak priced IPO 2 10/16/07: Peak announced merger with Quest Resources 3 05/19/08: Peak and potential merger partner terminated proposed merger agreement 4 10/01/08: Peak provided operational update. Company reached a record sustained net production rate of 14 MMcf of gas per day 5 04/16/09: Company announced sale of undeveloped acreage and certain gas gathering assets for $3.2 million 6 09/21/09: Company received notification from the NASDAQ Stock Market that Peak was not in compliance with minimum bid requirement Source: Capital IQ. Avg. daily stock price reflects calendar days.

12 Relative Stock Performance Confidential LTM Peak Stock Price Performance vs. Comparative Index Source: Capital IQ. Comparative index includes Admiral Bay Resources, Double Eagle, Ember Resources, Geomet, Inc. and Petroleum Development Corp. Relative price chart as of February 19, 2010. Note: Comparative index is an average of the individual company indices. A market cap or price-weighted index would almost entirely reflect the twelve month stock performance of Petroleum Development with little weight to the other four public companies. Petroleum Development’s share price and market capitalization are 14.7x and 11.8X the average of the other four companies, respectively

13 Transaction Overview

14 Summary of Proposed Transaction(1) Confidential Acquirer / Parent • Owned by Scotia Waterous (USA) Inc. and affiliated investment funds, DLJ Merchant Banking Partners III, L.P. and affiliated investment funds, and certain executive officers of the Company Consideration • $0.34 per share of common stock of the Company (the “Consideration”) Structure • Wholly-owned subsidiary of Acquirer (“Merger Sub”) to merge into the Company, with the Company surviving as a direct, wholly-owned subsidiary of the Acquirer Representations and Warranties • Customary representations and warranties of the Company, Parent and Merger Sub, none of which shall survive the closing of the Merger Conduct of Business • Ordinary course, but Acquirer’s consent required for a range of actions, including: amending the charter documents, declaring or paying any dividends, issuing or selling shares of common stock or convertible securities or entering into any Derivative Transactions (Section 5.8) Closing Conditions • Company shareholder approval through proxy statement • Consummation of contribution of DLJ’s shares of common stock to Acquirer in exchange for interest in Acquirer • Company must have received credit agreement waiver with respect to change of control • Other customary closing conditions, including no government injunction, no breach of representations and warranties and no failure to comply with obligations and covenants of the agreement Other Agreements Including: • Certain officers, directors and principal stockholders shall have executed a Voting Agreement • No solicitation (Section 5.3) • Governmental filings, including HSR • Maintain effectiveness of Credit Agreement waiver with respect to liquidity issues Source: Draft Agreement and Plan of Merger dated February 23, 2010. (1) Capitalized terms used but not defined herein shall have the meaning ascribed to them in the draft Agreement and Plan of Merger, dated as of February 23, 2010.

15 Summary of Proposed Transaction Confidential ($millions) Current 2/23/2010 Proposal Trading Comps M&A Metric $0.27 $0.34 Median Transaction Median Fully Diluted Shares(1) 30.3 30.3 Implied Equity Value $ 8.2 $ 10.3 Plus: Total Debt(1) 6.7 6.7 Plus: AP Overdue(1) 5.4 5.4 Plus: WC Deficiency(1) 3.6 3.6 Less: Cash(1) 0.0 0.0 Implied Enterprise Value $ 23.9 $ 26.0 (Discount) / Premium to Current Price $ 0.27 — 25.9% (Discount) / Premium to 10-Day Average $ 0.28 (3.6)% 21.4% (Discount) / Premium to 30-Day Average $ 0.30 (10.0)% 13.3% (Discount) / Premium to 90-Day Average $ 0.32 (15.6)% 6.3 % Reserves (NSAI 2009 Year-end @ Management Pricing)(2),(3) Proved (Bcfe) 31.9 $ 0.75 $ 0.82 $ 0.80 $ 0.71 Reserves (NSAI 2009 Year-end @ SEC Pricing)(2),(3) Proved (Bcfe) 15.0 $ 1.59 $ 1.73 $ 0.80 $ 0.71 Daily Production (MMcfe/d)(3) 7.5 $ 3,186 $ 3,469 $ 7,173 $ 4,000 EBITDA (@ Management Pricing)(1) 2010E $ 1.4 16.8 x 18.3 x 4.5 x NA 2011E $ 4.7 5.0 x 5.5 x 4.0 x NA PV-10 (@ Management Pricing)(2),(3) $ 43.9 0.5 x 0.6 x 0.6 x NA PV-10 (@ SEC Pricing)(2),(3) $ 7.6 3.2 x 3.4 x 0.6 x NA Net Acreage (1) 307,828 $ 78 $ 84 $ 681 $ 1,654 (1) Based on management guidance and management corporate model. (2) Management pricing of 2010: $5.41 / MMBtu; 2011: $5.93 / MMBtu; 2012: $6.03 / MMBtu; 2013: $6.12 / MMBtu; 2014: $6.24 / MMBtu. SEC year end pricing of $3.04 / MMBtu (3) Proved reserves estimates from NSAI year-end 2009 reserve report. Peak’s net daily production on February 1, 2010.

16 Valuation Analysis

17 Key Valuation Assumptions Confidential In conducting its analysis, FBR has utilized the following assumptions per Company management guidance and third party reservoir engineering reports: • Three pricing scenarios were selected for the purposes of this presentation • Management case with assumed CIG prices of $5.41/MMBtu in 2010, $5.93/MMBtu in 2011 and $6.03/MMBtu in 2012, $6.12/MMBtu in 2013, and $6.24/ MMBtu in 2014 and beyond(1) • Netherland, Sewell & Associate, Inc.’s (“NSAI”) year-end 2009 reserve report at a CIG price of $5.00/MMBtu held flat(2) • NSAI year-end 2009 reserve report at a CIG price of $4.00/MMBtu held flat(2) • The Companys current hedge position is incorporated into all projections(3) • Fundamental assumption is that Company must address payables and working capital deficiency to maintain going concern value and ability to deploy capital to maintain and develop its assets • $5.4 million of accounts payable greater than 120 days past due, $2.3 million of ad valorem taxes due at year-end 2009, $1.3 million of revenue distribution payable on or before June 30, 2010(3) • Analysis assumes that Peak has $5.9 million outstanding on its revolving credit facility on February 1, 2010 and total debt of $6.7 million(4) • Discounted Cash Flow and EBITDA projections assume no additional capital expenditures and the following reserve riskings by category: • Proved developed producing (“PDP”): 95% • Proved developed non-producing (“PDNP”): 85% • Assumes no contribution from proved undeveloped (“PUD”), probable (“PROB”) or possible (“POSS”) reserves • Select PROB, POSS wells may be brought online with no additional capex requirement. Majority of this production is scheduled to be online after 2015(4) • Lease operating expenses calculated based on unit of production basis(2) • Production taxes based on percent of revenue basis(2) • General and administrative expenses of approximately $2.5 million in 2010 trending down to $1.6 million in 2014(1) Note: Netherland, Sewell & Associates, Inc. is a leading provider of geological, geophysical, petrophysical, and engineering services and is one of the most well known reserve evaluation firms in the United States. (1) Management corporate model. (2) NSAI Reserve Reports. (3) Management guidance and estimates. (4) Total consists of $5.9 million of revolving credit facility, $0.7 million of mortgage and $0.1 million of other borrowings.

Valuation Methodologies

Confidential

	Description of Methodology	Key Assumptions
Precedent Transactions	- Enterprise value developed with reserve and production multiples of precedent transaction reserve values as assigned by IHS Herold - Selected gas weighted transactions with primary operations in the Rocky Mountains - Selected transactions from September 2008 through February 2010 to reflect the current commodity price environment and industry outlook - Selected transactions with sufficient public disclosure available on IHS Herold	- Valuation based upon Peak's proved reserves at the three pricing scenarios - NSAI estimated proved reserves at CIG prices of $4.00/MMBtu flat, $5.00/MMBtu flat and the management case are 25 Bcfe, 30 Bcfe and 32 Bcfe, respectively - Peak daily production of 7.5 MMcfe/d on February 1, 2010 - Source of all comparable transaction information is the IHS Herold M&A database
Comparable Publicly Traded Companies	- Enterprise value developed with reserve, production and forward EBITDA multiples of select publicly traded companies - Comparable public companies were selected based upon similar asset profiles, geographic dispersion of reserves and firm size	- Peak's 2010 and 2011 EBITDA estimates reflect commodity price adjustments and includes the effect of the Company's hedge program - Comparable company statistics from SEC filings, investor presentations and press releases - Comparable company EBITDA estimates are the mean of Bloomberg consensus estimates on February 22, 2010 - (See Peak reserve and production assumptions listed above)
Net Asset Valuation	- Intrinsic value based upon field level cash flows under three pricing scenarios - Cash flows from proved, probable and possible reserves discounted to present value at 10%, 15% and 20% per annum, respectively - Additional PV10 risking of 85% to 100% for PDP, 80% to 85% for PDNP, 60% to 70% for PUD, 0% to 50% for PROB, and 0% to 10% for POSS	- All NSAI capex is deployed on schedule to develop reserve base - NSAI reserve reports provide production, cost and capex estimates through 2024 with a remainder thereafter - CIG prices running through NSAI reports are $4.00/MMBtu, $5.00/MMBtu and the management pricing scenario - Mid-period discounting is applied
Discounted Cash Flow Analysis	- Discounted future unlevered cash flows to present value at a weighted average cost of capital as calculated on page 29 - Cash flows evaluated until the Company generates negative free cash flow in which case positive cash flows are discounted to present value with no terminal value - Terminal value, if applicable, is calculated based on an exit multiple of 2.0x - 6.0x	- Utilizes management projections and NSAI projections at $4.00/MMBtu and $5.00/MMBtu CIG as basis for future cash flows - General and administrative expense in all pricing scenarios from management corporate model - Assumes no further capital expenditures for development of reserves - Mid-period discounting applied

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19 Valuation Summary (Per Share) Confidential 57 Precedent Transactions Comparable Public Companies NAV DCF Proved Reserve @ CIG $4.00 / MMBtu $0.02 $0.40 Proved Reserve @ CIG $5.00 / MMBtu $0.12 $0.58 Proved Reserve @ Management Pricing $0.16 $0.65 Daily Production ($/Mcfe/d) $(0.19) $1.40 Proved Reserve @ CIG $4.00 / MMBtu $0.11 $0.56 Proved Reserve @ CIG $5.00 / MMBtu $0.23 $0.78 Proved REserve @ Management Pricing $0.28 $0.86 Daily Production ($/Mcfe/d) $0.26 $2.52 PV10 @ CIG $4.00 / MMBtu $(0.23) $0.14 PV10 @ CIG $5.00 / MMBtu $(0.03) $0.59 PV10 @ Management Pricing $0.20 $1.11 2010E EBITDA @ CIG $4.00 / MMBtu $(0.36) $(0.13) 2011E EBITDA @ CIG $4.00 / MMBtu $(0.35) $(0.35) 2010E EBITDA @ CIG $5.00 / MMBtu $(0.39) $(0.19) 2011E EBITDA @ CIG $5.00 / MMBtu $(0.15) $(0.14) 2010E EBITDA @ Management Pricing $(0.42) $(0.29) 2011E EBITDA @ Management Pricing $0.10 $0.12 Net Asset Value @ CIG $4.00 / MMBtu $(0.02) $0.19 Net Asset Value @ CIG $5.00 / MMBtu $0.21 $0.74 Net Asset Value @ Management Pricing $0.50 $1.53 DCF Valuation @ Management Pricing $(0.17) $(0.07) $(1.00) $(0.50) $- $0.50 $1.00 $ / Share $1.50 $2.00 $2.50 $3.00

Valuation Summary (Per Share)

Confidential

($millions)

	Company Metrics	Metric	Multiple Range			Implied Enterprise Value			Implied Share Price [1]		
Precedent Transactions	Proved Reserve @ CIG $4.00 / MMBtu	25.0	$0.65	-	$1.11	$16.1	-	$27.8	$0.02	-	$0.40
	Proved Reserve @ CIG $5.00 / MMBtu	29.9	$0.65	-	$1.11	19.3	-	33.3	0.12	-	0.58
	Proved Reserve @ Management Pricing	31.9	$0.65	-	$1.11	20.5	-	35.4	0.16	-	0.65
	Daily Production ($/Mcfe/d)	7.5	$1,326	-	$7,778	9.9	-	58.3	(0.19)	-	1.40
Comparable Public Companies	Proved Reserve @ CIG $4.00 / MMBtu	25.0	$0.76	-	$1.31	19.0	-	32.8	0.11	-	0.56
	Proved Reserve @ CIG $5.00 / MMBtu	29.9	$0.76	-	$1.31	22.7	-	39.2	0.23	-	0.78
	Proved Reserve @ Management Pricing	31.9	$0.76	-	$1.31	24.2	-	41.7	0.28	-	0.86
	Daily Production ($/Mcfe/d)	7.5	$3,161	-	$12,310	23.7	-	92.2	0.26	-	2.52
	PV10 @ CIG $4.00 / MMBtu	17.6	0.5x	-	1.1x	8.7	-	19.8	(0.23)	-	0.14
	PV10 @ CIG $5.00 / MMBtu	29.9	0.5x	-	1.1x	14.7	-	33.7	(0.03)	-	0.59
	PV10 @ Management Pricing	43.9	0.5x	-	1.1x	21.6	-	49.4	0.20	-	1.11
	2010E EBITDA @ CIG $4.00 / MMBtu	2.4	2.0x	-	4.9x	4.8	-	11.8	(0.36)	-	(0.13)
	2011E EBITDA @ CIG $4.00 / MMBtu	1.3	3.9x	-	4.1x	5.0	-	5.1	(0.35)	-	(0.35)
	2010E EBITDA @ CIG $5.00 / MMBtu	2.0	2.0x	-	4.9x	4.0	-	9.8	(0.39)	-	(0.19)
	2011E EBITDA @ CIG $5.00 / MMBtu	2.8	3.9x	-	4.1x	11.0	-	11.3	(0.15)	-	(0.14)
	2010E EBITDA @ Management Pricing	1.4	2.0x	-	4.9x	2.8	-	6.9	(0.42)	-	(0.29)
	2011E EBITDA @ Management Pricing	4.7	3.9x	-	4.1x	18.7	-	19.2	0.10	-	0.12
NAV	Net Asset Value @ CIG $4.00 / MMBtu					15.1	-	21.4	(0.02)	-	0.19
	Net Asset Value @ CIG $5.00 / MMBtu					22.0	-	38.0	0.21	-	0.74
	Net Asset Value @ Management Pricing					30.9	-	62.0	0.50	-	1.53
DCF	DCF Valuation @ Management Pricing					10.5	-	13.7	(0.17)	-	(0.07)

(1) Calculation of share price assumes the reduction of $6.7 million debt outstanding, AP 120 days overdue of $5.4 million, $2.3 million of overdue ad valorem taxes, $1.3 million of revenue distribution on or before June 30, 2010 and $0 cash as of February 1, 2010 per management guidance

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21 Selected Precedent Transactions Confidential ($millions) Total Proved Transaction Value Transaction Value Equiv. % Prod. Proved Proved Daily Date Buyers Sellers Total Proved Other (Bcfe) Gas MMcfe/d R/P ($/Mcfe) ($/MMcfe/d) $ /Acre Comments 12/18/09 J.M Huber St. Mary Land & Exploration $ 40 $ 40 $ 0 NA NA 10 NA NA $ 4,000 NA Hanging Woman Basin CBM 11/09/09 Rise Energy Ltd Teton Energy 19 19 0 26 64% 6 11 0.71 2,935 NA Purchase under Chapter 11; assets gas weighted 08/10/09 Williams Companies Undisclosed 258 97 161 150 100% 24 17 0.65 4,031 7,397 Piceance gas acquisition with a $0.25/Mcf 2 & 3P value 06/12/09 Bill Barrett Corporation Undisclosed 60 60 0 NA NA NA NA NA NA 1,654 Undeveloped assets in the Piceance Basin 04/02/09 Noble Energy Teton Energy 4 1 3 NA NA 1 NA NA 1,326 34 Noble Acq. third party % of its own AMI in DJ Basin 03/03/09 Undisclosed Berry Petroleum 154 140 14 126 100% 18 19 1.11 7,778 NA DJ basin and include $14mm of midstream assets High $ 258 $ 140 150 19 $ 1.11 $ 7,778 $ 7,397 Mean 89 59 101 16 0.82 4,014 3,028 Median 50 50 126 17 0.71 4,000 1,654 Min 4 1 26 11 0.65 1,326 34 Source: IHS Herold.

Selected Publicly Traded Companies

Confidential

($millions)

					Reserve Information							Valuation Metrics					
Company Name	Share Price 02/23/10	% of 52-Week High	Market Cap	Enterprise Value	Total Proved (Bcfe)	Current Prod (MMcfe/d)	% PD Reserves	% Gas Reserves	Pre-Tax PV10	Proved R/P Ratio	Net Acreage	TEV / Proved ($/Mcfe)	TEV / Curr. Prod ($/Mcfe/d)	TEV / PV10	TEV / Acreage ($/Acre)	TEV / 2010E EBITDA	TEV / 2011E EBITDA
Admiral Bay Resources Inc.	$ 0.04	31%	$ 5	$ 41	51	3.3	50%	100%	$ 82	42	154,705	$ 0.80	$ 12,310	0.5x	$ 264	NA	NA
Double Eagle Petroleum Co. [1]	4.26	66%	47	79	99	25.1	66%	88%	161	11	116,293	0.80	3,161	0.5x	681	2.0x	NA
Ember Resources Inc. [2]	0.73	61%	55	131	100	23.5	54%	100%	182	12	488,000	1.31	5,590	0.7x	269	4.9x	3.9x
Geomet, Inc. [3]	1.07	43%	42	162	213	20.7	58%	100%	144	28	119,000	0.76	7,804	1.1x	1,358	NM	NA
Petroleum Development Corporation	22.77	97%	438	768	717	107.0	41%	85%	NA	18	390,300	1.07	7,173	NA	1,967	4.5x	4.1x
											High	**$ 1.31**	**$ 12,310**	**1.1x**	**$ 1,967**	**4.9x**	**4.1x**
											Mean	**0.95**	**7,208**	**0.7x**	**908**	**3.8x**	**4.0x**
											Median	**0.80**	**7,173**	**0.6x**	**681**	**4.5x**	**4.0x**
											Low	**0.76**	**3,161**	**0.5x**	**264**	**2.0x**	**3.9x**
Peak [4]	**$ 0.27**	**47%**	**$ 8**	**$ 15**	**32**	**7.5**	**38%**	**100%**	**$ 44**	**12**	**307,828**	**$ 0.47**	**$ 1,985**	**0.3x**	**$ 48**	**10.5x**	**3.1x**
Peak [5]	**0.27**	**47%**	**8**	**15**	**30**	**7.5**	**40%**	**100%**	**30**	**11**	**307,828**	**0.50**	**1,985**	**0.5x**	**48**	**7.4x**	**5.3x**
Peak [6]	**0.27**	**47%**	**8**	**15**	**25**	**7.5**	**47%**	**100%**	**18**	**9**	**307,828**	**0.59**	**1,985**	**0.8x**	**48**	**6.1x**	**11.8x**

Source: Capital IQ and company filings. EBITDA estimates per Bloomberg as of February 22, 2009.
(1) Pro forma for Petrosearch acquisition.
(2) Reserves and PV10 updated as of September 30, 2009 at strip pricing. Pro forma for recent equity offering.
(3) Reserves and PV10 updated as of October 30, 2009 at $4.43 / Mcf.
(4) Reserves and PV10 as of year-end 2009 based on management pricing. EBITDA estimates based on management guidance.
(5) Reserves and PV10 as of year-end 2009 based on $5.00 / MMBtu CIG. EBITDA estimates based on PDP risking of 95% and PDNP risking of 85%. Assumes no contributions from PUD, PROB and POSS.
(6) Reserves and PV10 as of year-end 2009 based on $4.00 / MMBtu CIG. EBITDA estimates based on PDP risking of 95% and PDNP risking of 85%. Assumes no contributions from PUD, PROB and POSS.

FBR CAPITAL MARKETS

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23 Net Asset Valuation Analysis - CIG $4.00 / MMBtu Confidential ($millions) Net Asset Value Reserves NAV Category (Bcfe) PV Pricing Value PV Weighting Valuation Range Proved Reserves PDP 5.5 10% $4.00 / MMBtu $ 7.5 85% — 100% $ 6.4 — $ 7.5 PDNP 6.2 10% $4.00 / MMBtu 5.8 80% 85% 4.6 4.9 PUD 13.3 10% $4.00 / MMBtu 4.3 60% — 70% 2.6 — 3.0 Total Proved 25.0 $ 17.6 $ 13.6 — $ 15.5 Probable 29.8 15% $4.00 / MMBtu 5.8 0% — 50% — — 2.9 Possible 267.0 20% $4.00 / MMBtu 15.8 0% — 10% — — 1.6 Total Resource 321.8 $4.00 / MMBtu $ 39.2 NAV $ 13.6 $ 19.9 Plus: NAV of Hedges $ 1.5 — $ 1.5 Less: Net Debt 6.7 — 6.7 Less: AP Overdue 5.4 — 5.4 Less: WC Deficiency 3.6 — 3.6 Implied Equity Value $ (0.6) — $ 5.8 FD Shares Outstanding 30.3 30.3 NAV / Share $ (0.02) — $ 0.19 Source: NSAI year-end at flat CIG pricing of $4.00 / MMBtu. Total capex for PUDs of $12.6 million, PROB of $26.3 million and POSS of $226.9 million.

24 Net Asset Valuation Analysis - CIG $5.00 / MMBtu Confidential ($millions) Net Asset Value Reserves NAV Category (Bcfe) PV Pricing Value PV Weighting Valuation Range Proved Reserves PDP 5.8 10% $5.00 / MMBtu $ 11.1 85% — 100% $ 9.4 — $ 11.1 PDNP 6.2 10% $5.00 / MMBtu 8.4 80% 85% 6.7 7.1 PUD 17.9 10% $5.00 / MMBtu 10.5 60% — 70% 6.3 — 7.3 Total Proved 29.9 $ 29.9 $ 22.4 — $ 25.5 Probable 45.9 15% $5.00 / MMBtu 15.0 0% — 50% — — 7.5 Possible 467.6 20% $5.00 / MMBtu 53.7 0% — 10% — — 5.4 Total Resource 543.4 $5.00 / MMBtu $ 98.6 NAV $ 22.4 — $ 38.4 Plus: NAV of Hedges $ (0.4) — $ (0.4) Less: Net Debt 6.7 — 6.7 Less: AP Overdue 5.4 — 5.4 Less: WC Deficiency 3.6 — 3.6 Implied Equity Value $ 6.3 — $ 22.3 FD Shares Outstanding 30.3 30.3 NAV / Share $ 0.21 — $ 0.74 Source: NSAI year-end at flat CIG pricing of $5.00 / MMBtu. Total capex for PUDs of $19.9 million, PROB of $51.7 million and POSS of $529.1 million.

25 Net Asset Valuation Analysis - Management Pricing Confidential ($millions) Net Asset Value Reserves NAV Category (Bcfe) PV Pricing Value PV Weighting Valuation Range Proved Reserves PDP 6.0 10% Management Pricing $ 13.8 85% — 100% $ 11.7 — $ 13.8 PDNP 6.2 10% Management Pricing 11.3 80% 85% 9.0 9.6 PUD 19.6 10% Management Pricing 18.8 60% — 70% 11.3 — 13.1 Total Proved 31.9 $ 43.9 $ 32.1 — $ 36.6 Probable 52.4 15% Management Pricing 28.8 0% — 50% — — 14.4 Possible 619.7 20% Management Pricing 122.1 0% — 10% — — 12.2 Total Resource 704.0 Management Pricing $ 194.9 NAV $ 32.1 — $ 63.2 Plus: NAV of Hedges $ (1.2) — $ (1.2) Less: Net Debt 6.7 — 6.7 Less: AP Overdue 5.4 — 5.4 Less: WC Deficiency 3.6 — 3.6 Implied Equity Value $ 15.2 — $ 46.3 FD Shares Outstanding 30.3 30.3 NAV / Share $ 0.50 — $ 1.53 Source: NSAI year-end at management pricing of 2010: $5.41 / MMBtu; 2011: $5.93 / MMBtu; 2012: $6.03 / MMBtu; 2013: $6.12 / MMBtu; 2014: $6.24 / MMBtu. Total capex for PUDs of $23.9 million, PROB of $65.8 million and POSS of $845.6 million.

26 Discounted Cash Flow Analysis - CIG $4.00 / MMBtu Confidential ($thousands) 12/31/10 12/31/11 12/31/12 12/31/13 12/31/14 Production (MMcf) 2,049 1,989 1,356 699 330 CIG Pricing $ 4.00 $ 4.00 $ 4.00 $ 4.00 $ 4.00 EBITDAX 2,440 1,265 231 (743) (1,232) Less: D&C Capex — — — — — Less: Leasehold Capex — — — — — FCF (Unlevered) $ 2,440 $ 1,265 $ 231 $ (743) $ (1,232) Discounted Cash Flow $ 2,257 $ 1,001 $ 156 $ — $ — Years 1.0 2.0 3.0 4.0 5.0 Discount period 0.5 1.5 2.5 3.5 4.5 Valuation Summary - EBITDA Exit Multiple (‘000) Discount Rate (WACC) 16.9 % Terminal EBITDA $ — Terminal Multiple 4.0 x Nominal Terminal Value $ — PV of Terminal Value — Sum of Discounted CF 3,414 Implied Enterprise Value $ 3,414 Implied 2010E Multiple 1.4 x Implied Enterprise Value $ 3,414 Less: Debt Repayment 6,686 Less: AP Overdue 5,424 Less: WC Deficiency 3,567 Plus: Cash — Implied Equity Value $ (12,264) FD Shares Out 30,321 Est. Share Price $ (0.40) Source: NSAI reserve report at flat commodity pricing of CIG $4.00 / MMBtu. Note: PROB and POSS developed production that require no capex would contribute unrisked cash flow of $1.5MM from 2010 - 2014 and risked cash flow of $0.1 million assuming 50% risking for PROB and 10% risking for POSS.

27 Discounted Cash Flow Analysis - CIG $5.00 / MMBtu Confidential ($thousands) 12/31/10 12/31/11 12/31/12 12/31/13 12/31/14 Production (MMcf) 2,113 2,043 1,400 748 348 CIG Pricing $ 5.00 $ 5.00 $ 5.00 $ 5.00 $ 5.00 EBITDAX 2,014 2,781 1,240 (241) (1,011) Less: D&C Capex — — — — — Less: Leasehold Capex — — — — — FCF (Unlevered) $ 2,014 $ 2,781 $ 1,240 $ (241) $ (1,011) Discounted Cash Flow $ 1,863 $ 2,199 $ 839 $ — $ — Years 1.0 2.0 3.0 4.0 5.0 Discount period 0.5 1.5 2.5 3.5 4.5 Valuation Summary - EBITDA Exit Multiple (‘000) Discount Rate (WACC) 16.9 % Terminal EBITDA $ — Terminal Multiple 4.0 x Nominal Terminal Value $ — PV of Terminal Value — Sum of Discounted CF 4,900 Implied Enterprise Value $ 4,900 Implied 2010E Multiple 2.4 x Implied Enterprise Value $ 4,900 Less: Debt Repayment 6,686 Less: AP Overdue 5,424 Less: WC Deficiency 3,567 Plus: Cash — Implied Equity Value $ (10,777) FD Shares Out 30,321 Est. Share Price $ (0.36) Source: NSAI reserve report at flat commodity pricing of CIG $5.00 / MMBtu. Note: PROB and POSS developed production that require no capex would contribute unrisked cash flow of $2.1 MM from 2010 - 2014 and risked cash flow of $0.2 million assuming 50% risking for PROB and 10% risking for POSS.

28 Discounted Cash Flow Analysis - Management Case Confidential ($thousands) 12/31/10 12/31/11 12/31/12 12/31/13 12/31/14 Production (MMcf) 2,484 2,645 2,072 1,559 1,220 CIG Pricing $ 5.41 $ 5.93 $ 6.03 $ 6.12 $ 6.24 EBITDAX 1,421 4,733 3,413 2,102 1,377 Less: D&C Capex — — — — — Less: Leasehold Capex — — — — — FCF (Unlevered) $ 1,421 $ 4,733 $ 3,413 $ 2,102 $ 1,377 Discounted Cash Flow $ 1,314 $ 3,743 $ 2,309 $ 1,216 $ 681 Years 1.0 2.0 3.0 4.0 5.0 Discount period 0.5 1.5 2.5 3.5 4.5 Valuation Summary - EBITDA Exit Multiple (‘000) Discount Rate (WACC) 16.9 % Terminal EBITDA $ 1,377 Terminal Multiple 4.0 x Nominal Terminal Value $ 5,508 PV of Terminal Value 2,520 Sum of Discounted CF 9,263 Implied Enterprise Value $ 11,784 Implied 2010E Multiple 8.3 x Implied Enterprise Value $ 11,784 Less: Debt Repayment 6,686 Less: AP Overdue 5,424 Less: WC Deficiency 3,567 Plus: Cash — Implied Equity Value $ (3,894) FD Shares Out 30,321 Est. Share Price $ (0.13) EBITDA Exit Mutiple Discoutn Rate 2.0x 3.0x 4.0x 5.0x 6.0x 15.00% $ (0.16) $ (0.13) $ (0.11) $ (0.09) $ (0.07) 15.50% (0.16) (0.14) (0.12) (0.09) (0.07) 16.00% (0.16) (0.14) (0.12) (0.10) (0.08) 16.50% (0.17) (0.15) (0.12) (0.10) (0.08) 17.00% (0.17) (0.15) (0.13) (0.11) (0.09) Source: Management corporate model.

Weighted Average Cost of Capital

Confidential

($millions)

Company Name	Share Price 02/23/10	Market Cap	Total Book Value Debt	Debt / Total Capitalization (%)	Debt / Equity (%)	Statutory Tax Rate (%)	1-Year Bloomberg Levered Beta	Unlevered Beta
Admiral Bay Resources Inc.	$ 0.04	$ 5	$ 36	87%	665%	35%		
Double Eagle Petroleum Co.	4.26	47	35	43%	75%	35%	2.27	1.53
Ember Resources Inc.	0.73	55	77	58%	140%	35%		
Geomet, Inc.	1.07	42	120	74%	284%	35%	2.28	0.80
Petroleum Development Corporation	22.77	438	352	45%	80%	35%	2.19	1.44
			Mean	**61%**	**249%**	**35%**	**2.25**	**1.26**
			Median	**58%**	**140%**	**35%**	**2.27**	**1.44**

Weighted Average Cost of Capital Calcuation Assumptions

Total Debt Outstanding ($MM) [1]	$	15.7
Weighted Average Cost of Debt Outstanding [2]		5.0%
Equity Value ($MM)	$	8.2
Total Capitalization ($MM)	$	23.9
Optimal Debt / Total Capital [3]		61%
Re-Levered Beta [3]		3.29
Risk Free Rate [4]		3.3%
Equity Risk Premium [5]		7.0%
Tax Rate [6]		0.0%
Size Premium [7]		9.5%
Cost of Equity		**35.8%**

WACC	**16.9%**

(1) Based on Company guidance including AP and working capital deficiency.
(2) Current interest rate per management guidance.
(3) Based on mean level of comparable public companies reflected above.
(4) 10-year U.S. Treasury Note rate as of 12/1/2009.
(5) Medium-horizon expected equity risk premium. Large company stock returns minus medium-term government bond income returns. From 2009 Ibbotson Associates study.
(6) Assumed Company Tax Rate.
(7) Size premium for companies with a market capitalization between $1.5 million to $137 million. Based on the Ibbotson Risk Premia over Time Report (2009).

Note: WACC analysis excluded Admiral Bay and Ember Resources due to extraordinarily high leverage.
Source: Capital IQ. Public company filings.

FBR CAPITAL MARKETS

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30 Appendix

31 Comparable Company Descriptions

32 Comparable Company Descriptions Confidential ($millions) Company Market Capitalization Company $5 Primarily develops coalbed methane, shale gas, and shallow conventional oil and gas plays in the Cherokee Basin in southeastern Kansas and the Appalachian Basin in Pennsylvania. The company holds six projects with a total land position of approximately 154,705 net acres. As of December 31, 2008, it had proved reserves of 51 Bcfe. Admiral Bay Resources also involves in the operation of pipelines. Admiral Bay Resources was founded in 1987 and is headquartered in Centennial, Colorado. $47 Primarily operating in the Rocky Mountain Basins. As of December 31, 2008, the company had estimated proved reserves of approximately 99 Bcfe. It also owns interests in a total of 116,293 net acres. The company was founded in 1972 and is headquartered in Casper, Wyoming. $55 Engages in the acquisition, exploration, development, and production of natural gas derived from coalbed methane properties in Alberta, Canada. It operates in the various geographic areas of Alberta, principally Horseshoe Canyon coal areas of Acme, Buffalo Lake, Malmo, and Fenn-Big Valley, located north of Calgary; and Mannville coal prospective areas of Rosalind located south-east of Edmonton, and Manola located north-west of Edmonton. As of December 31, 2008, it had interests in 488,000 net acres of developed and undeveloped land. The company was founded in 2005 and is headquartered in Calgary, Canada. Source: Capital IQ.

33 Comparable Company Descriptions Confidential ($millions) Company Market Capitalization Company $42 Engages in the production of natural gas from coal seams and non-conventional shallow gas. Its principal operations and producing properties are located in the Cahaba Basin in Alabama, the central Appalachian Basin in West Virginia, and Virginia, as well as in British Columbia, Canada. As of December 31, 2008, the company controlled a total of approximately 119,000 net acres of coalbed methane, and oil and natural gas development rights. $438 Primarily operates in the Rocky Mountain region of the United States. The company was founded in 1955 and is based in Denver, Colorado and is currently producing approximately 107 MMcfe/d Source: Capital IQ.

Boston 100 Federal Street, 29th Floor Boston, MA 02110 T 617.757.2900 Dallas 2100 McKinney Avenue, Suite 1940 Dallas, TX 75201 T 469.341.1200 Houston 600 Travis Street, Suite 6070 Houston, TX 77002 T 713.343.1000 Irvine (Los Angeles) 18101 Von Karman Avenue, Suite 950 Irvine, CA 92612 T 949.477.3100 New York 299 Park Avenue, 7th Floor New York, NY 10171 T 212.457.3300 Phoenix 2555 East Camelback Road, Suite 180 Phoenix, AZ 85016 T 602.794.3700 San Francisco 4 Embarcadero Center, Suite 1950 San Francisco, CA 94111 T 415.248.2900 London, UK 8th Floor, Berkeley Square House Berkeley Square London WIJ 6DB T 011.44.20.7409.5300 Metropolitan Washington, D.C. Headquarters 1001 Nineteenth Street North . Arlington, VA 22209 T 703.312.9500 . F 703.312.9501 . www.fbr.com